UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2023

Design Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40288	82-3929248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6005 Hidden Valley Road, Suite 110 Carlsbad, California	92011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 293-4900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	DSGN	The Nasdaq Global Select Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2023, João Siffert, M.D., and the Board of Directors (the “Board”) of Design Therapeutics, Inc. (the “Company”) agreed to the resignation of Dr. Siffert from all offices of the Company and from the Board, effective immediately, and as an employee of the Company, effective September 1, 2023 (the “Separation Date”). Prior to his resignation, Dr. Siffert served as the Company’s President, Chief Executive Officer and principal financial officer.

In connection with Dr. Siffert’s resignation, the Company and Dr. Siffert entered into a separation agreement (the “Separation Agreement”) on August 25, 2023, pursuant to which Dr. Siffert will be entitled to receive, subject to Dr. Siffert providing the Company with an effective release and waiver of claims, (i) salary continuation for 12 months, (ii) a lump sum payment of $230,220, which amount is approximately equal to Dr. Siffert’s target annual performance bonus for 2023, prorated for his employment through the Separation Date, (iii) COBRA payments for up to 12 months following the Separation Date, and (iv) extended exercisability of his vested stock options until six months following the Separation Date.

On August 25, 2023, the Board appointed Pratik Shah, Ph.D., as the Company’s President, Chief Executive Officer and principal financial officer. Dr. Shah will also continue to serve as Chairperson on the Board. Concurrently with the foregoing appointments, the Board appointed Simeon George, M.D., as the Company’s lead independent director.

Dr. Shah, age 53, has served as the Company’s Chairperson and a member of the Board since December 2017. Dr. Shah also serves as the Chairman of the board of directors for ARS Pharmaceuticals, Inc. and has been a member of its board of directors since April 2016. He has also served as President of Marlinspike Group, LLC since August 2018 and of Marlinspike Group, Inc. from June 2015 to October 2020. Dr. Shah served as the Chairman of the board of directors of Synthorx, Inc. from October 2018 until its acquisition by Sanofi S.A. in January 2020. Dr. Shah also served as the President and Chief Executive Officer and Chairman of the board of directors of Auspex Pharmaceuticals, Inc. from October 2013 until its acquisition by Teva Pharmaceuticals Industries Ltd. in May 2015. From 2004 to 2014, he was a partner at Thomas, McNerney & Partners. Dr. Shah holds a B.S. in Biological Sciences from the University of California at Irvine and a Ph.D. in Biochemistry and Molecular Biology and an M.B.A. in Finance, both from the University of Chicago.

In connection with Dr. Shah’s appointment as President, Chief Executive Officer and principal financial officer, the Board granted Dr. Shah the following stock options, effective September 1, 2023 (the “Grant Date”): (i) a stock option to purchase up to 1,050,000 shares of the Company’s common stock, vesting as follows (collectively, the “Time-Based Vesting Schedule”): 25% of the shares subject to the option will vest one year following August 25, 2023, and thereafter the balance of the shares will vest in equal monthly installments over the following 36 months; (ii) a stock option to purchase up to 525,000 shares of the Company’s common stock, which will vest pursuant to the Time-Based Vesting Schedule provided that, as an additional condition to vesting, an investigational new drug application for a product candidate for the treatment of Friedrich ataxia (“FA”) submitted by the Company after the Grant Date receives clearance from the U.S. Food and Drug Administration; and (iii) a stock option to purchase up to 525,000 shares of the Company’s common stock, which will vest pursuant to the Time-Based Vesting Schedule provided that, as an additional condition to vesting, the Company initiates a Phase 2a clinical trial for a product candidate for the treatment of FA. Each of the foregoing options will have an exercise price per share equal to the closing price of the Company’s common stock on the Grant Date, and will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and the grant notice and option agreement for the awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DESIGN THERAPEUTICS, INC.

Date: August 25, 2023	By:	/s/ Pratik Shah
Pratik Shah, Ph.D.
President, Chief Executive Officer and Chairperson